KNIGHT TRANSPORTATION, INC.
                                AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (unaudited)

                                                  Three Months Ended                       Six Months Ended
                                                        June 30                                June 30
                                          ------------------------------------     ---------------------------------
                                               1996                1995                1996               1995
                                               ----                ----                ----               ----
Primary and Fully diluted:

Common shares outstanding
   beginning of period                         9,102,000            9,100,000          9,102,000          9,100,000

Common share equivalents:
   Employee stock options outstanding &
   canceled (1)
                  Primary                        115,560               16,879             88,934             30,076
                  Fully diluted                  140,283               26,963            139,378             29,984
   Employee stock options exercised (1)
                  Primary
                  Fully diluted                       --                   --                 --                 --
                                                      --                   --                 --                 --
                                          ---------------     ----------------     --------------    ---------------

   Number of common share and common
   share equivalents outstanding
                  Primary
                  Fully diluted                9,217,560            9,116,879          9,190,934          9,130,076
                                               9,242,283            9,126,963          9,241,378          9,129,984
                                          ===============     ================     ==============    ===============

Net Income                                     1,800,901            1,341,662          3,388,700          2,627,914

   Net income per common share and
   common share equivalent
                  Primary                           $.20                 $.15               $.37               $.29
                  Fully diluted                     $.19                 $.15               $.37               $.29
                                          ===============     ================     ==============    ===============


Notes:

(1) Amount calculated using the treasury stock method.

                                   EXHIBIT 11

                                       16